CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES REPORTS THIRD QUARTER AND NINE MONTH 2022 RESULTS

Third Quarter 2022 vs. Third Quarter 2021

●	Revenue of $20.2 million compared to $23.9 million;

●	Gross profit of $5.3 million compared to $3.7 million;

●	Gross margin of 26.4% compared to 15.3%;

●	Net income of $1.9 million compared to $5.4 million ($0.6 million excluding $4.8 million in PPP loan forgiveness);

●	Earnings per diluted share of $0.15 compared to $0.44 ($0.05 excluding $0.39 in PPP loan forgiveness);

●	Cash flow from operations of $2.9 million compared to $1.2 million.

Nine Months 2022 vs. Nine Months 2021

●	Revenue of $59.3 million compared to $77.0 million;

●	Gross profit of $12.4 million compared to $12.2 million;

●	Gross margin of 21.0% compared to 15.8%;

●	Net income of $2.3 million ($3.1 million excluding the first quarter severance accrual of $0.8 million) compared to $7.3 million ($2.5 million excluding $4.8 million in PPP loan forgiveness);

●	Earnings per diluted share of $0.19 ($0.25 excluding the first quarter severance accrual of $0.06) compared to $0.60 ($0.21 excluding $0.39 in PPP loan forgiveness);

●	Cash flow from operations of $0.8 million compared to a use of $(1.3) million;

●	Debt as of September 30, 2022 of $23.7 million compared to $27.1 million as of September 30, 2021.

EDGEWOOD, N.Y. – November 21, 2022 – CPI Aerostructures, Inc. (“CPI Aero” or the “Company”) (NYSE American: CVU) today announced financial results for the three and nine month periods ended September 30, 2022.

“Today we filed our third quarter 2022 results on Form 10-Q for the period ended September 30, 2022. While our third quarter 2022 revenue was lower than third quarter 2021, we significantly improved our profitability. Our gross profit margin for third quarter 2022 increased to 26.4% due to favorable mix and the achievement of operational efficiencies; our net income was 9.2% of sales compared to 2.6% excluding the PPP loan forgiveness for the third quarter of 2021,” said Dorith Hakim, President and CEO.

Added Ms. Hakim, “We continue to generate positive cash flow from operations and have lowered our debt by $3.4 million compared to the third quarter of 2021.”

Concluded Ms. Hakim, “We are making great progress in on-boarding our new programs and plan to start first deliveries over the next nine months. With a total backlog of $501 million as of September 30, 2022, we remain confident in CPI Aero’s long-term outlook and are looking forward to the opportunities ahead as we build on our reputation for high quality and reliable performance.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI Aero is also a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “plan,” remain confident,” “outlook,” “opportunities ahead,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.

The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021 and in the Company’s other filings with the Securities and Exchange Commission. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.us on Twitter @CPIAERO.

Contacts:

Investor Relations Counsel	CPI Aerostructures, Inc.
LHA Investor Relations	Andrew L. Davis
Jody Burfening	Chief Financial Officer
(212) 838-3777	(631) 586-5200
cpiaero@lhai.com	adavis@cpiaero.com
www.cpiaero.com

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

	September 30, 2022 (Unaudited)	December 31, 2021
ASSETS
Current Assets:
Cash	$4,627,379	$6,308,866
Accounts receivable, net	8,400,967	4,967,714
Insurance recovery receivable	3,600,000	2,850,000
Contract assets	24,157,141	24,459,339
Inventory	3,108,241	4,028,925
Refundable income taxes	42,335	40,000
Prepaid expenses and other current assets	617,188	625,075
Total current assets	44,553,251	43,279,919

Operating lease right-of-use assets	6,736,441	7,796,768
Property and equipment, net	1,250,304	1,646,863
Intangibles, net	31,250	125,000
Goodwill	1,784,254	1,784,254
Other assets	282,299	372,741
Total assets	$54,637,799	$55,005,545

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$12,768,638	$10,429,018
Accrued expenses	4,564,515	6,102,587
Litigation settlement obligation	3,600,000	3,003,259
Contract liabilities	5,041,818	5,122,766
Loss reserve	635,406	1,495,714
Current portion of long-term debt	2,591,928	3,365,181
Operating lease liabilities	1,728,707	1,580,453
Income tax payable	3,750	5,165
Total current liabilities	30,934,762	31,104,143

Line of credit	21,000,000	21,250,000
Long-term operating lease liabilities	5,345,919	6,445,728
Long-term debt, net of current portion	100,375	1,540,747
Total liabilities	57,381,056	60,340,618

Shareholders’ Deficit:
Common stock - $.001 par value; authorized 50,000,000 shares, 12,325,360 and 12,335,683 shares, respectively, issued and outstanding	12,325	12,336
Additional paid-in capital	73,082,112	72,833,742
Accumulated deficit	(75,837,694)	(78,181,151)
Total Shareholders’ Deficit	(2,743,257)	(5,335,073)
Total Liabilities and Shareholders’ Deficit	$54,637,799	$55,005,545

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$20,196,913	$23,898,748	$59,257,416	$77,018,684
Cost of sales	14,869,100	20,246,764	46,835,304	64,850,010
Gross profit	5,327,813	3,651,984	12,422,112	12,168,674

Selling, general and administrative expenses	2,744,265	2,765,849	8,579,314	8,834,343
Income from operations	2,583,548	886,135	3,842,798	3,334,331
Other income	—	4,795,000	—	4,795,000
Interest expense	(721,046)	(252,506)	(1,488,091)	(840,680)
Income before provision for income taxes	1,862,502	5,428,629	2,354,707	7,288,651

Provision for income taxes	3,750	3,374	11,250	7,702
Net income	$1,858,752	$5,425,255	$2,343,457	$7,280,949

Income per common share – basic	$0.15	$0.44	$0.19	$0.60

Income per common share – diluted	$0.15	$0.44	$0.19	$0.60

Shares used in computing loss per common share:
Basic	12,301,752	12,286,712	12,362,960	12,153,838
Diluted	12,349,283	12,320,588	12,410,491	12,187,714